FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172143-06

COMM 2012-CCRE3

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-172143) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by email to the following address: prospectus.cpdg@db.com.  The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis.  You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Deutsche Bank Securities Inc., Cantor Fitzgerald & Co. Inc., CastleOak Securities, L.P., and RBS Securities Inc. (the “Underwriters”) are soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever.  The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time.  The information contained herein will be superseded by similar information delivered to you as part of the offering document relating to the Commercial Mortgage Pass-Through Certificates, Series COMM 2012-CCRE3 (the “Offering Document”).  The information contained herein supersedes any such information previously delivered and should be reviewed only in conjunction with the entire Offering Document.  All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties.  Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.   The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document its entirety.   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance.  None of the Underwriters or any of their respective affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

This document contains forward-looking statements.  Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein.  While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the issuer undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances.  Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

IRS CIRCULAR 230 NOTICE:   THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEPOSITOR AND THE UNDERWRITERS OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN.   INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED
PROPERTIES

Range of Cut-off Date Balances

				Weighted Averages
Range of Cut-off Date Balances	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
$1,500,000 - $9,999,999	27	$166,257,133	13.3%	4.869%	106	1.67x	62.8%	51.6%
$10,000,000 - $19,999,999	7	$108,824,000	8.7%	4.873%	103	1.59x	63.2%	53.7%
$20,000,000 - $39,999,999	6	$176,818,429	14.1%	5.002%	109	1.62x	67.3%	56.6%
$40,000,000 - $69,999,999	3	$154,368,616	12.3%	4.867%	119	1.70x	61.0%	50.3%
$70,000,000 - $99,999,999	4	$306,704,354	24.5%	4.557%	105	1.77x	64.5%	57.0%
$100,000,000 - $126,000,000	3	$338,441,073	27.0%	4.951%	116	2.03x	56.0%	52.7%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78x	61.8%	53.9%

Type of Mortgaged Properties

					Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Units, Beds, Rooms or NRA	Cut-off Date Balance per # of Units, Beds, Rooms or NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
Retail	17	$490,776,217	39.2%	4,125,001	200	4.772%	114	91.7%	1.87	x	63.5%	54.6%
Anchored	14	$464,176,217	37.1%	3,993,689	199	4.771%	117	92.1%	1.89	x	64.1%	54.9%
Unanchored	3	$26,600,000	2.1%	131,312	205	4.785%	63	85.2%	1.56	x	53.0%	48.7%
Office	6	$239,902,774	19.2%	2,080,383	185	4.956%	115	91.3%	1.75	x	56.1%	51.5%
CBD	2	$144,000,000	11.5%	1,254,638	226	5.025%	117	86.9%	1.84	x	50.3%	49.2%
Suburban	4	$95,902,774	7.7%	825,745	124	4.852%	112	97.9%	1.60	x	64.8%	54.9%
Industrial	19	$147,549,521	11.8%	3,224,107	74	4.867%	89	97.1%	1.45	x	70.4%	62.0%
Hospitality	11	$137,281,477	11.0%	1,521	96,570	4.995%	106	75.1%	2.08	x	58.9%	48.6%
Mixed Use	6	$136,946,925	10.9%	493,117	3,328	4.512%	119	91.1%	1.81	x	56.6%	51.1%
Retail/Office	2	$88,485,780	7.1%	389,384	537	4.375%	120	97.8%	2.09	x	53.8%	51.9%
Retail/Office/ Multifamily	1	$41,382,836	3.3%	103,593	399	4.750%	118	75.9%	1.28	x	60.3%	48.2%
Multifamily/ Retail	3	$7,078,309	0.6%	140	55,348	4.825%	118	95.8%	1.41	x	69.6%	57.1%
Multifamily	15	$98,956,692	7.9%	2,308	56,817	5.013%	104	96.4%	1.45	x	66.0%	56.2%
Total/Weighted Average	74	$1,251,413,606	100.0%			4.833%	110	90.7%	1.78	x	61.8%	53.9%

Mortgaged Properties by State and/or Location

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
New York	9	$362,733,911	29.0%	4.953%	109	1.78	x	57.4%	53.6%
Texas	10	$175,651,723	14.0%	4.695%	117	1.69	x	63.6%	51.8%
Massachusetts	8	$127,531,910	10.2%	4.785%	98	1.58	x	70.7%	60.7%
California	2	$124,390,000	9.9%	4.497%	117	2.71	x	57.6%	56.3%
Northern	1	$105,000,000	8.4%	4.450%	117	2.92	x	55.3%	55.3%
Southern	1	$19,390,000	1.5%	4.750%	118	1.57	x	70.0%	61.6%
New Jersey	8	$108,127,429	8.6%	4.930%	119	1.60	x	62.8%	51.3%
District of Columbia	2	$54,868,616	4.4%	4.750%	118	1.28	x	60.3%	48.2%
Tennessee	1	$45,000,000	3.6%	5.028%	119	2.25	x	62.3%	53.7%
New Hampshire	2	$33,900,000	2.7%	4.900%	59	1.37	x	74.1%	69.5%
Ohio	9	$32,709,615	2.6%	4.580%	118	1.73	x	63.9%	51.3%
Nebraska	4	$28,680,984	2.3%	4.973%	118	1.71	x	64.4%	48.7%
South Carolina	3	$26,828,280	2.1%	5.205%	120	1.63	x	52.7%	42.2%
South Dakota	1	$25,641,398	2.0%	4.976%	118	1.45	x	74.3%	61.2%
Colorado	2	$25,100,000	2.0%	4.772%	60	1.52	x	53.2%	48.8%
Florida	2	$17,135,572	1.4%	4.944%	118	1.41	x	74.8%	61.5%
Georgia	2	$14,379,451	1.1%	4.877%	119	1.69	x	70.2%	55.6%
Virginia	2	$12,255,224	1.0%	4.562%	118	2.07	x	54.5%	44.3%
Washington	1	$9,700,000	0.8%	4.731%	120	2.23	x	48.7%	36.1%
Arizona	1	$9,500,000	0.8%	5.350%	120	1.24	x	71.4%	59.4%
Oklahoma	1	$7,200,000	0.6%	4.900%	59	1.37	x	74.1%	69.5%
Maryland	1	$4,783,792	0.4%	4.950%	117	1.75	x	49.3%	40.6%
Missouri	1	$2,000,000	0.2%	5.000%	118	2.23	x	52.9%	48.8%
Pennsylvania	1	$1,795,700	0.1%	4.750%	118	1.54	x	65.9%	53.9%
New Mexico	1	$1,500,000	0.1%	5.000%	120	2.20	x	50.0%	46.1%
Total/Weighted Average	74	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%

Range of U/W NCF DSCRs

				Weighted Averages
Range of U/W NCF DSCRs	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
1.24x - 1.29x	3	$70,118,616	5.6%	4.826%	118	1.27	x	63.1%	51.1%
1.30x - 1.39x	8	$261,941,539	20.9%	5.112%	95	1.36	x	69.1%	60.3%
1.40x - 1.49x	5	$74,938,586	6.0%	4.926%	109	1.46	x	73.5%	62.0%
1.50x - 1.59x	9	$115,481,015	9.2%	5.062%	106	1.56	x	59.2%	50.3%
1.60x - 1.74x	8	$272,048,581	21.7%	4.624%	118	1.71	x	64.6%	52.4%
1.75x - 1.99x	8	$179,947,256	14.4%	4.922%	117	1.88	x	53.1%	49.0%
2.00x - 2.92x	9	$276,938,013	22.1%	4.600%	113	2.50	x	55.5%	52.7%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%

Range of Cut-off Date LTV Ratios

				Weighted Averages
Range of Cut-off Date LTV Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
36.3% - 49.9%	6	$39,514,586	3.2%	4.771%	107	2.07	x	44.4%	35.3%
50.0% - 54.9%	6	$240,800,000	19.2%	4.779%	118	1.98	x	51.2%	49.4%
55.0% - 59.9%	4	$160,011,861	12.8%	4.677%	111	2.46	x	56.3%	53.2%
60.0% - 64.9%	11	$426,021,055	34.0%	4.908%	114	1.65	x	62.5%	51.6%
65.0% - 69.9%	7	$111,704,257	8.9%	4.749%	114	1.66	x	68.5%	56.3%
70.0% - 75.7%	16	$273,361,848	21.8%	4.901%	96	1.43	x	73.3%	63.8%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%

Range of LTV Ratios at Maturity

				Weighted Averages
Range of LTV Ratios at Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
26.9% - 44.9%	10	$89,891,775	7.2%	4.906%	114	1.91	x	49.9%	38.6%
45.0% - 49.9%	8	$185,208,255	14.8%	4.868%	119	1.55	x	60.2%	48.9%
50.0% - 54.9%	10	$475,737,735	38.0%	4.851%	115	1.80	x	58.1%	51.9%
55.0% - 59.9%	8	$254,738,299	20.4%	4.709%	116	2.12	x	63.7%	56.4%
60.0% - 64.9%	10	$145,802,535	11.7%	4.889%	105	1.62	x	72.0%	61.6%
65.0% - 69.5%	4	$100,035,007	8.0%	4.857%	59	1.37	x	74.0%	69.2%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%

Range of Mortgage Rates

				Weighted Averages
Range of Mortgage Rates	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
4.308% - 4.749%	16	$465,349,739	37.2%	4.501%	116	2.10	x	60.1%	53.0%
4.750% - 5.249%	29	$615,409,546	49.2%	4.934%	105	1.65	x	63.1%	55.3%
5.250% - 5.400%	5	$170,654,321	13.6%	5.376%	115	1.42	x	61.7%	51.7%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%

Range of Remaining Terms to Maturity in Months

				Weighted Averages
Range of Remaining Terms to Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
57 - 60	9	$162,656,420	13.0%	4.897%	59	1.53	x	68.8%	64.1%
115 - 120	41	$1,088,757,186	87.0%	4.824%	118	1.82	x	60.8%	52.4%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%

Range of Original Terms to Maturity in Months

				Weighted Averages
Range of Original Terms to Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity
60 - 119	9	$162,656,420	13.0%	4.897%	59	1.53	x	68.8%	64.1%
120 - 120	41	$1,088,757,186	87.0%	4.824%	118	1.82	x	60.8%	52.4%
Total/Weighted Average	50	$1,251,413,606	100.0%	4.833%	110	1.78	x	61.8%	53.9%